Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Amarantus Bioscience Holdings, Inc. on Form S-1, Amendment No. 1 (File No. 333-195952) of our report dated April 21, 2014 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Amarantus Bioscience Holdings, Inc. as of December 31, 2013 and for the year ended December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

New York, NY

June 3, 2014